Exhibit 10.8

AMENDEMNT NO. 1

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered as of May 1, 2025, by and between CLEANCORE SOLUTIONS, INC., a Nevada corporation (the “Company”), and DAVID ENHOLM, an individual (the “Executive”). The Company and the Executive are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

RECITALS

The Company and the Executive entered into that certain Executive Employment Agreement, dated May 27, 2023 (the “Original Agreement”).

Section 8(d) of the Original Agreement provides that the Original Agreement may be amended by a written instrument signed by the parties thereto.

Each of the Company and the Executive wishes to amend the Original Agreement as set forth herein, effective as of the date first written above.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. General. This Amendment amends the Original Agreement. Except as expressly set forth in this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to those terms in the Original Agreement.

2. Amendments. The Executive and the Company hereby agree to amend the Original Agreement as follows:

(a) Section 4(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Base Salary. The Company shall pay to the Executive a base salary for all services to be rendered by the Executive under this Employment Agreement at the rate of $75,000 per year (the “Base Salary”), which Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. The Company shall have no obligation to pay the Executive’s Base Salary following the date of the termination of this Employment Agreement whether by the Company, the Executive, or otherwise.”

(b) Section 4(c) of the Original Agreement is hereby amended to include the following additional paragraph:

“The Company shall also offer the Executive 90,000 Restricted Stock Units, which shall vest quarterly over 12 months, pursuant to the Company’s 2022 Equity Incentive Plan.”

(c) Section 5(a)(ii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Termination other than for Death. The Executive may terminate this Employment Agreement, including by retirement, and thus his/her employment with the Company, for any reason or no reason at any time during the Term upon 30 days’ written notice by the Executive to the Company and, except as provided in Section 6 hereof, the Executive shall have no right to receive any compensation hereunder (including, without limitation, Base Salary, bonus, or benefit) on and after the date of such termination.”

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

COMPANY:

CleanCore Solutions, Inc.

By:	/s/ Clayton Adams
Name: Clayton Adams
Title: Chief Executive Officer

EXECUTIVE:

/s/ David Enholm
David Enholm